EXECUTIVE CHAIRMAN AGREEMENT

THIS EXECUTIVE CHAIRMAN AGREEMENT (the “Agreement”) is entered into as of July 8, 2008, between Chanticleer Holdings, Inc., a Delaware corporation (the “Company”) and Michael Pruitt (“Executive”).

WHEREAS, Wise Acquisition Corp., a Delaware corporation, the Company, Hooters, Inc., a Florida corporation (the “HI”), and certain other entities and selling stockholders have entered into that certain Stock Purchase Agreement (the “SPA”), dated March 7, 2008, pursuant to which the Company will acquire, directly or indirectly, all of the outstanding shares of capital stock of HI and certain of its affiliates;

WHEREAS, Owl Acquisition Holdings Corp., a Delaware corporation, the Company, certain related entities that have executed and delivered a joinder thereto, and Texas Wings Incorporated, a Texas corporation (“TW”), have entered into that certain Asset Purchase Agreement (the “APA”), dated as of the date hereof, pursuant to which the Company will indirectly acquire, certain Hooters restaurants or rights related thereto of TW and certain of its affiliates as set forth in the APA;

WHEREAS, it is contemplated that the closing of the transactions contemplated by the SPA will occur immediately prior to the closing of the transactions contemplated by the APA  (collectively, the “Closings”), and upon the Closings the Company and Executive desire that, immediately at the effective time of the Closings (the “Effective Time”), the Company shall employ Executive, and Executive shall accept such employment, on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment Period. Subject to earlier termination as hereinafter provided, Executive’s employment hereunder shall be for a period (the “Employment Period”) commencing at the Effective Time and ending on the second anniversary of the date of the Closings (the “Initial Termination Date”). If not previously terminated, the Employment Period shall automatically be extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either Executive or the Company elects not to so extend the Employment Period by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the then-current Employment Period.

2. Position, Duties and Responsibilities.

(a) Position. Effective at the Effective Time, the Company shall employ Executive, and Executive hereby agrees to serve the Company, as an executive and Chairman of the Board reporting to the Company’s Board of Directors (the “Board”). In addition, during the Term, the Company shall use its best efforts to cause Executive to be nominated to serve as a member of the Board; provided, however, that the Company shall not be obligated to cause such nomination if circumstances constituting Cause for Executive’s termination of employment exist or Executive is no longer employed as Executive Chairman. Provided that if Executive is so nominated and elected, Executive hereby agrees to serve as a member of the Board. Executive shall perform such duties as are usual and customary for such position. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other offices and capacities in addition to the foregoing (consistent with Executive’s position with the Company) as the Company shall designate. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation will not be increased on account of such additional service beyond that specified in this Agreement.

(b) Place of Employment. During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s offices in Charlotte, North Carolina. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations for the Company’s business.

(c) Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole discretion), Executive, during the Employment Period, shall not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its subsidiaries or affiliates.

3. Cash Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary of $150,000 per year, which shall be paid to Executive in accordance with the Company’s standard payroll practices, as in effect from time to time (such base salary, as may be increased pursuant to the following sentence, the “Base Salary”). The Base Salary shall be reviewed annually for increase as determined by the Board or the Compensation Committee thereof in its sole discretion.

(b) Bonuses.

i.
Transaction Bonus. Subject to and contingent upon the consummation of each of the Closings, the Company shall pay to Executive, at or as soon as practicable after the Effective Time, a one-time cash bonus in the amount of $200,000.

ii.
Performance Bonus. Subject to and contingent upon the Company’s attainment of the performance objectives described on Exhibit A hereto (the “Acquisition Transaction”) on or prior to December 31, 2010, as determined in the sole discretion of the Compensation Committee of the Board, Executive shall be eligible, under and in accordance with the terms of Section 9.1 of the Company’s 2008 Equity Incentive Plan (the “Plan”), to receive a one-time cash bonus in the amount of $1,200,000, payable upon the earliest to occur of (A) (1) if the Acquisition Transaction is consummated on or prior to December 31, 2009 and the consummation of such transaction constitutes a “change of control event” of the Company (within the meaning of Section 409A of the Code) (a “Payment Event”), and/or (2) if the Acquisition Transaction is consummated during 2010, in either case, on or within ten days after the date on which the Acquisition Transaction is consummated, but in no event later than December 31, 2010, or (B) if the consummation of the Acquisition Transaction occurs prior to January 1, 2010 and does not constitute a Payment Event, on or within ten days after January 1, 2010, in any case, subject to certification by the Compensation Committee of the attainment of the Performance Goal if Executive remains employed by the Company at the time the Performance Goal is attained.

iii.
Discretionary Bonuses. During the Employment Period, Executive shall be eligible to receive additional discretionary cash and/or equity incentive bonus awards based on significant acquisitions, significant corporate achievements and/or the attainment of other objectives. The award of any bonus under this Section 3(b)(ii) (if any) shall be made in the sole discretion of the Board and shall be paid, if at all, at such time or times and in such form as the Board determines.

4. Equity Grants.

(a) General. Subject to adoption by the Board and approval by Company’s shareholders of the Plan in substantially the form attached as Exhibit B hereto, the Company shall grant to Executive (i) an option (“Option”) to purchase shares of common stock, par value $0.0001 per share, of the Company (“Shares”), and (ii) restricted Shares (the “Restricted Stock”), each as provided below in this Section 4. To the greatest extent permitted under applicable law, the Option shall constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If approval of the Plan is not obtained by the time any portion of the Option or Restricted Stock are scheduled to vest, the Company will instead grant awards that substantially replicate the terms and economics of the Option and Restricted Stock award, payable in cash or other awards that do not require the approval of the Company’s shareholders.

(b)  Option. Subject to Section 4(a) above and Section 4(g) below, as soon as practicable following the Effective Time, the Company shall grant to Executive an Option to purchase 149,535 Shares (subject to adjustment for stock splits and similar changes in share capital between the date hereof and the Effective Date). The Option shall, subject to Sections 4(d) and 7(a) hereof, vest and become exercisable as to one-half of the Shares subject thereto on each of the first two anniversaries of the date of grant (the “Grant Date”) of such Option, subject to Executive’s continued employment with the Company through each such vesting date. The Option shall be granted at an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a Share on the Grant Date. Consistent with the applicable provisions of this Section 4, the terms and conditions of the Option, including without limitation any applicable vesting and forfeiture conditions, shall be set forth in a Stock Option Agreement to be entered into by the Company and Executive in substantially the form attached hereto as Exhibit C (the “Option Agreement”). The Option shall be governed in all respects by the terms of the Plan and the Option Agreement.

   (c) Restricted Stock. Subject to Section 4(a) above and Section 4(g) below, as soon as practicable following the Effective Time, the Company shall grant to Executive 37,384 Shares of Restricted Stock (the “Restricted Stock”) (subject to adjustment for stock splits and similar changes in share capital between the date hereof and the Effective Date). The Restricted Stock shall vest and the restrictions thereon shall lapse, subject to Sections 4(d) and 7(a) hereof, with respect to one-half of the Shares subject thereto on each of the first two anniversaries of the Grant Date of such Restricted Stock, subject to Executive’s continued employment with the Company through each such vesting date. Consistent with the applicable provisions of this Section 4, the terms and conditions of the Restricted Stock shall be set forth in a Restricted Stock Agreement to be entered into by the Company and Executive in substantially the form attached hereto as Exhibit D which shall evidence the grant of the Restricted Stock (the “Restricted Stock Agreement”). The Restricted Stock shall be governed in all respects by the terms of the Plan and the Restricted Stock Agreement.

(d) Change in Control. Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in the Plan) occurs and Executive remains employed until at least immediately prior to the closing of the Change in Control, then, immediately prior to such Change in Control, 50% of the then-unvested Shares subject to each of the Option and the Restricted Stock award shall vest.

(e) Additional Terms. The Option shall terminate immediately upon Executive’s termination of employment for Cause (as defined below), without regard to the vested status of such Option at the time of such a termination. In the event of any other termination of employment, the Option, to the extent vested, shall remain outstanding and exercisable for a period of up to (i) 180 days following Executive’s termination of employment for any reason other than Cause or due to death or Disability (as defined below), and (ii) one year following Executive’s termination of employment due to death or Disability (but in no event beyond the stated expiration date of the Option).

(f) Additional Discretionary Equity Grants. During the Employment Period, Executive shall be eligible as a senior executive of the Company to receive future grants of equity-based awards, including, without limitation, upon authorization of additional Shares for grant under the Plan. The award of additional equity-based awards (if any) pursuant to this Section 4(f) shall be made in the sole discretion of the Board or the Compensation Committee thereof and shall be subject to such terms and conditions as the Board or the Compensation Committee may determine.

(g) Equity Grant Allocation. Notwithstanding the provisions of Sections 4(b) and 4(c) above, if, on the Grant Date, the Fair Market Value of a Share is greater than $7 per Share, then the parties agree to cooperate and work together in good faith to adjust the number of Shares subject to the Option and/or Restricted Stock grants described in Sections 4(b) and 4(c) above to reflect the value intended to be provided to Executive under the Options and Restricted Stock had such awards been granted in the amounts stated in Sections 4(b) and 4(c) above with the Options having an exercise price equal to $7 per Share.

5. Benefits and Vacation. During the Employment Period, Executive shall be eligible to participate in such group life, health, accident, disability and/or hospitalization insurance and retirement plans as the Company may make available generally to its senior executives as a group, on a basis no less favorable than those provided to similarly situated senior executives of the Company. In addition, Executive shall be eligible for such other benefits, perquisites, paid vacation and holidays, to the extent applicable generally to other senior executives of the Company, subject to the terms and conditions of the applicable policies. In addition, the Company agrees to consider the implementation of a nonqualified deferred compensation plan and an executive supplemental life insurance program. Nothing contained herein shall, or shall be construed so as to, obligate the Company to adopt, maintain or continue any particular plans, policies or programs at any time.

6. Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the expense reimbursement policy applicable to the Company’s senior executives, as in effect from time to time.

7. Termination of Employment.

(a) Termination Without Cause or for Good Reason. The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon ten (10) days’ written notice provided to Executive in accordance with Section 8 below or, in the Company’s sole discretion, payment of Executive’s Base Salary for such period in lieu of notice. In addition, Executive may terminate his employment for Good Reason (as defined below) at any time during the Employment Period in accordance with the terms of Section 7(i)(ii) hereof. If Executive experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) due to a termination by the Company without Cause or by Executive for Good Reason, the Company shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any unreimbursed business expenses incurred by Executive prior to the Termination Date that are reimbursable under Section 6 above, (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company, and (v) any payment in lieu of notice of termination under this Section 7(a) (together, the “Accrued Obligations”). In addition, subject to Section 7(f) below and Executive’s execution and non-revocation of a binding release in accordance with Section 7(g) below, in the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, 50% of the then-unvested Shares subject to each of the Option and the Restricted Stock award shall vest immediately prior to such termination, provided, that if such termination occurs within the one year period after either of (x) a Change in Control or (y) the consummation of an Excluded Acquisition (as defined in the Plan) that, but for the Change in Control Exceptions (as defined in the Plan), would constitute a Change in Control, in either case, then all of the then-unvested Shares subject to each of the Option and the Restricted Stock award shall vest immediately prior to such termination; provided further, if the preceding proviso is not applicable, then the portion of the Option and Restricted Stock award that did not vest immediately prior to such termination shall conditionally remain outstanding and unvested, and if within the six-month period following such termination, an event described in clause (x) or (y) occurs, such unvested portion shall vest upon such event, and as to the Option, shall remain exercisable for at least 30 days thereafter (unless canceled in connection with such Change in Control), and if within the six-month period following such termination, an event described in clause (x) or (y) does not occur, such unvested portion shall be forfeited on the six-month anniversary of the Termination Date. Notwithstanding the foregoing, in no event shall any portion of any such award remain outstanding beyond its stated expiration date. The accelerated vesting described in the preceding sentence shall be referred to herein as the “Severance.”

(b) Resignation without Good Reason. Executive may terminate his employment at any time without Good Reason upon thirty (30) days’ written notice provided to the Company in accordance with Section 8 hereof, provided, that the Company may, in its sole discretion, waive such notice period without payment in lieu thereof. If Executive so resigns his employment, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 7(a)(iv) above, as such obligations become due.

(c) Death; Disability. If Executive dies during the Employment Period or his employment is terminated due to his total and permanent disability (as determined by the Board), Executive or his estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 7(a)(iv) above, as such obligations become due.

(d) Cause. The Company may terminate Executive’s employment for Cause by providing notice to Executive in accordance with Section 8 hereof. If the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 7(a)(iv) above, as such obligations become due.

(e) Non-Renewal. Either party may terminate Executive’s employment by electing not to renew the Employment Period in accordance with Section 1 hereof. Upon Executive’s Separation from Service in connection with any such election, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 7(a)(iv) above, as such obligations become due. In no event shall an election not to extend the Employment Period in accordance with Section 1 hereof constitute a termination of employment without Cause or for Good Reason.

(f) Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance, shall be paid to Executive during the 6-month period following his Separation from Service to the extent that the Company determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A of the Code) and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period.

(g) Release. Executive’s right to receive any of the Severance payments or benefits is conditioned on and subject to the execution and non-revocation by Executive of a general release of claims against the Company, substantially in the form attached hereto as Exhibit E, as may be amended to reflect changes in applicable law.1

(h) Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any affiliate, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(i) Definitions. For purposes of this Agreement:

(i)  “Cause” shall mean: (A) any willful and material failure by Executive to perform his duties and responsibilities under this Agreement (other than due to Executive’s disability); (B) any material act of fraud, embezzlement, theft or misappropriation by Executive relating to the Company or its business or assets, (C) Executive’s commission of a felony or a crime involving moral turpitude; (D) any gross negligence or willful misconduct on the part of Executive in the conduct of his duties and responsibilities with the Company or which has a materially adverse economic impact on the Company or its affiliates; or (E) any willful and material breach by Executive of this Agreement, provided, that no termination for Cause shall be effective unless and until (1) the Company has first provided Executive with written notice specifically identifying the acts or omissions constituting the grounds for “Cause” within thirty (30) days after the Company has knowledge of the occurrence thereof, and (2) if capable of cure, Executive has not cured such acts or omissions within fifteen (15) days of his actual receipt of such notice. For purposes of the foregoing, no act or failure to act shall be deemed willful unless done in bad faith, and a failure to meet performance expectations, after a good faith effort to do so, shall not in of itself constitute Cause.

1 The release for this agreement needs to carve-out rights in connection with any post-termination payment of the HOA bonus.

(ii)  “Good Reason” shall mean the Company’s material breach of this Agreement, including: (A) a material reduction in Executive’s Base Salary, (B) a material reduction in Executive’s job duties and responsibilities or the assignment to Executive of any duties inconsistent in any material respect with Executive’s position with the Company, or (C) a relocation of Executive’s principal work location to a location that is more than 50 miles from Executive’s principal work location as of the date of the Closing, provided, that no resignation for Good Reason shall be effective unless and until (1) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after Executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (2) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

8. Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Chanticleer Holdings, Inc.
4201 Congress Street, Suite 145
Charlotte, NC 28209
Fax: (704) 366-5122
Attention: Chief Executive Officer and General Counsel

If to Executive: to Executive’s most current home address on file with the Company’s Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 8, and shall be deemed to have been given upon receipt.

9. Certain Additional Payments by the Company.

(a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Excise Tax Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall instead be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 7(a)(y) hereof, unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the Value (as defined below) of all Payments actually made to Executive. The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 9 shall not be conditioned upon Executive’s termination of employment or Executive’s Separation from Service. For purposes of determining the amount of any Excise Tax Gross-Up Payment, Executive shall be considered to pay federal income tax at Executive’s actual marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made and state and local income taxes at Executive’s actual marginal rate of taxation in the state and locality of Executive’s residence on the date on which the Excise Tax Gross-Up Payment is calculated for purposes of this Section 9, net of Executive’s actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of Executive’s itemized deductions under federal income tax law.

(b) Determinations. Subject to the provisions of Section 9(c) below, all determinations required to be made under this Section 9, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and Executive. Notwithstanding anything herein to the contrary, in no event shall any Excise Tax Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 9 be made later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes. Any costs and expenses incurred by the Company on behalf of Executive under this Section 9 due to any tax contest, audit or litigation will be paid by the Company promptly upon the date the Excise Tax (or any related penalties and interest) is due, and in no event later than by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.

(c) Notification; Contest. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 15 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

(i)   give the Company any information reasonably requested by the Company relating to such claim,

(ii)   take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)   cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)   permit the Company to participate in any proceedings relating to such claim;

provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refund. If, after the receipt by Executive of an Excise Tax Gross-Up Payment, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates, Executive shall (subject to the Company’s complying with the requirements of Section 9(c) hereof, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(e) Excise Tax Withholding. Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Excise Tax Gross-Up Payment, and Executive hereby consents to such withholding. Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 9:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v)  “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

10. Restrictive Covenants.
(a)  Non-Competition. During the Restricted Period, Executive will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of the Company) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any Competitive Enterprise; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive together with his affiliates and associates, as the case may be, of not more than five percent (5%) of any class of securities of any corporation which is engaged in any Competitive Business, provided further, that such ownership represents a passive investment and that Executive together with his affiliates and associates, either directly or indirectly, do not manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take part in its business other than exercising Executive’s rights as a shareholder, or seek to do any of the foregoing.

(b)  Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, solicit or influence any individual who is an employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company or to apply for or accept employment with a Competitive Enterprise.

(c)  Trade Secrets and Confidential Information. Executive recognizes that it is in the legitimate business interest of the Company to restrict his disclosure or use of Trade Secrets or other Confidential Information relating to the Company for any purpose other than in connection with Executive’s performance of his duties to the Company, and to limit any potential appropriation of such Trade Secrets or other Confidential Information. Executive therefore agrees that all Trade Secrets or other Confidential Information relating to the Company heretofore or in the future obtained by Executive shall be considered confidential and the proprietary information of the Company. Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.

(d)  Remedies. Executive agrees that the Company’s remedies at law for any breach or threat of breach by Executive of any of the provisions of this Section 10 will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 10 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond and without the requirement to prove that monetary damages would be difficult to calculate and that remedies at law would be inadequate. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach.

(e)  Enforceability. It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 10 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 10 is an unenforceable restriction on Executive’s activities, the provisions of this Section 10 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitrator or court, as the case may be, may determine or indicate to be reasonable. Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 10 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

(f)  Definitions. For purposes of this Section 10:

(i) “Competitive Enterprise” means any business that owns or operates a restaurant chain with at least 10 stores, and either (A) operates under the Hooters brand name, (B) derived more than 25% of total food revenue in the preceding 12 month period from sales of chicken wings or related buffalo style chicken items and more than 15% of total food and beverage revenue in the preceding 12 month period from the sale of alcoholic beverages, or (C) features female sex appeal in a casual dining setting.

(ii) “Restricted Period” shall mean the period commencing on the Effective Date and ending on the first anniversary following the termination of Executive’s employment, provided that if such termination occurs by reason of a nonrenewal of the Employment Period, Restricted Period shall end nine months following such termination.

(iii) “Trade Secrets or other Confidential Information” by way of example and without limitation, and in whatever medium, includes the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing or sales technique, manufacturing, sales or test data, reimbursement information, business or financial information, listing of names, addresses, or telephone numbers, or other information relating to any business or profession which is of value.

11. Indemnification. Concurrently with the execution of this Agreement, Executive and the Company shall enter into an Indemnification Agreement substantially in the form attached hereto as Exhibit F.

12. Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach of this Agreement shall be resolved by binding arbitration in Clearwater, Florida administered by the American Arbitration Association (“AAA”) or, if administration by AAA is unavailable for any reason, then by J.A.M.S. and, in any case, judgment on the award rendered by the arbitrator may be entered in and fully enforced by any court having jurisdiction thereof. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, which shall be borne by each party as incurred by such party, shall be shared equally by Executive and the Company. However, if in any arbitration proceeding or injunctive action, Executive is the prevailing party on any material claim, the Company shall reimburse Executive for reasonable attorneys’ fees actually incurred by Executive in connection with such proceeding or action.

13. Effectiveness. This Agreement shall become effective at the Effective Time. Notwithstanding anything contained herein, in the event that the SPA or APA is terminated in accordance with its terms or that either Closing otherwise does not occur for any reason, this Agreement shall automatically, and without notice, terminate without any obligation due to the other party and the provisions of this Agreement shall be of no force or effect.

14. Representations. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

15. Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and any applicable exemptions therefrom. Notwithstanding any provision of this Agreement to the contrary, if at any time the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code or may not comply with Section 409A of the Code, the Company may adopt such amendments to this Agreement or take such other actions that the Company determines are necessary or appropriate to (i) exempt such payments and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A of the Code. To the extent that any reimbursable expenses are deemed to constitute compensation to Executive, such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred, provided that the foregoing shall not be construed so as to extend the time by which reimbursements are to be made under Section 6 above. The amount of any expense reimbursements that constitute compensation in one year shall not affect the amount of expense reimbursements constituting compensation that are eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

16. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17. Entire Agreement. As of the Effective Date, this Agreement, together with the agreements contained in the exhibits hereto, constitutes the final, complete and exclusive agreement between Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Company or any representative thereof. Executive agrees that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this Agreement, Executive will have no right or interest in or with respect to any such agreement, offer or promise.

18. Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

19. Acknowledgement. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

21. No Waiver. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

22. Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

23. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

24. Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

25. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

26. Captions. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Brian Corbman
Name:	Brian Corbman
Title:	Director

EXECUTIVE

/s/ Michael Pruitt